EXHIBIT 99.1

Gladstone Commercial Corporation Prices Public Offering of 7.0% Series D Cumulative Redeemable Preferred Stock

MCLEAN, Va., May 20, 2016 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (NASDAQ:GOOD) (the “Company”) today announced the pricing of a registered direct placement of 1,043,725 shares of its 7.0% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) at an offering price of $25.00 per share to select institutional and retail investors.  The Series D Preferred Stock is a new series of preferred stock that will rank on parity with the Company’s outstanding 7.75% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), 7.5% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and 7.125% Series C Cumulative Term Preferred Stock (the “Series C Preferred Stock”).  The Company has applied to list the shares of Series D Preferred Stock on NASDAQ’s Global Select Market, which are expected to trade under the symbol “GOODM.”

The Company expects to receive net proceeds, after placement fees, of approximately $25.3 million.  The offering is expected to close on or about May 25, 2016, subject to satisfaction of customary closing conditions.  The Company will use the proceeds of the offering to fund the partial redemption of its Series C Preferred Stock.  The redemption will be contingent upon the closing of the Series D Preferred Stock offering.

CSCA Capital Advisors, LLC acted as placement agent and Weeden & Co. LLP will serve as settlement agent for the transaction.

The shares of Series D Preferred Stock were offered pursuant to a prospectus supplement and accompanying prospectus under a shelf registration statement that has been filed previously with the Securities and Exchange Commission (the “SEC”), which was declared effective on February 1, 2016. Prospective investors should read the prospectus supplement and the accompanying prospectus included in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering of the Series D Preferred Stock. Copies of these documents may be obtained by contacting CSCA Capital Advisors, 800 Third Avenue, New York, New York 10022, by phone at 212-446-9177, or by fax at 212-446-9181.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Commercial Corporation: Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. Gladstone Commercial’s real estate portfolio consists of 98 properties located in 24 states, totaling approximately 11.0 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, which are based upon the Company’s current expectations and are inherently uncertain, including forward-looking statements with respect to the offering and the redemptions. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future.

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.